                                                                      Exhibit 99
press release

                                                    Sierra Health Services, Inc.
                                                           2724 North Tenaya Way
                                                         Las Vegas, Nevada 89128
                                                                  (702) 242-7000

FOR IMMEDIATE RELEASE
---------------------

CONTACTS:   Peter O'Neill                       Paul Palmer
            VP, Public & Investor Relations     SVP, Chief Financial Officer
            (702) 242-7156                      (702) 242-7112

               SIERRA HEALTH SERVICES ANNOUNCES AN INCREASE IN ITS
                            SHARE REPURCHASE PROGRAM

     Las Vegas,  May 27, 2003 - Sierra Health  Services,  Inc.  (NYSE:SIE) today announced  that its Board of Directors has authorized the company to purchase up to an  additional  2 million  shares of its common  stock.  So far in 2003,  the company  repurchased  2.6 million  shares under Board  authorizations  issued on
January 7 and  February 25.  Under the new  authorization,  Sierra may make such purchases  from time to time at prevailing  prices in the open market,  by block purchase or in private transactions.  The company's share repurchase program may be discontinued  at any time.  Sierra had  approximately  27.1 million shares of common stock outstanding at May 15, 2003.

     Sierra Health Services,  Inc., based in Las Vegas, is a diversified  health care services company that operates health maintenance organizations,  indemnity and workers' compensation insurers, military health programs, preferred provider organizations and multi-specialty  medical groups.  Sierra's  subsidiaries serve nearly 1.2 million people through health benefit plans for employers, government programs and individuals.  For more information,  visit the company's website at
www.sierrahealth.com.

     Statements  in  this  news  release  that  are  not  historical  facts  are
forward-looking   and  based  on  management's   projections,   assumptions  and
estimates;  actual results may vary materially.  Forward-looking  statements are subject to certain  risks and  uncertainties,  which include but are not limited to: 1)  potential  adverse  changes in  government  regulations,  contracts  and programs,  including TRICARE,  Medicare,  Medicaid and legislative  proposals to eliminate  or  reduce  ERISA  pre-emption  of state  laws  that  would  increase potential  managed care  litigation  exposure;  2)  competitive  forces that may affect pricing,  enrollment and benefit levels; 3) unpredictable  medical costs, malpractice  exposure,  reinsurance  costs and inflation;  4) impact of economic conditions;  5) changes in healthcare and workers' compensation reserves; 6) our failure to win the  competitive  procurement  for the North Region  TRICARE Next
Generation  contract or obtain an extension of the Medicare Social HMO contract;
and 7) the amount of actual proceeds  realized upon the final disposition of the workers'  compensation  insurance  operation or the inability to dispose of such business. Further factors concerning financial risks and results may be found in documents  filed  with the  Securities  and  Exchange  Commission  and which are incorporated herein by reference.

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